Event ID: 4154917
Culture: en-US
Event Name: Q2 2011 GulfMark Offshore Inc Earnings Conference Call
Event Date: 2011-07-22T13:00:00 UTC
P: Operator;;
C: David Butters;GulfMark Offshore;Chairman
C: Quintin Kneen;GulfMark Offshore;EVP, CFO
C: Bruce Streeter;GulfMark Offshore;CEO, President
P: Joe Gibney;Capital One;Analyst
P: Todd Scholl;Clarkson Capital Markets;Analyst
+++ presentation
Operator: Welcome everyone to the GulfMark Offshore second quarter 2011 earnings conference call. My name is Rocco and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer. After the speakers’ remarks there will be a question and answer session. (Operator Instructions) Please note, this event is being recorded.
     This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors. These risks are more fully disclosed in the Company’s filing with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations and that the projected outcomes can or will be achieved. Thank you.
     I would now like to turn the call over to Mr. David Butters. Please go ahead.
David Butters: Thank you, Rocco. And welcome everyone on this warm July day. I think it’s safe to say that we are all quite pleased with the second quarter results that were issued last evening. They are, I think, a reflection of the optimism that we really felt and expressed 3 months or so ago at our last conference call. The quarter’s results are, however, just, I think, a reflection of the potential of our industry and our Company to the pressures and significant changes that we see in a global recovery that we are beginning to experience. We are in an early stage, in my opinion, of the recovery and I believe that it has the potential to be long and to be steady over a lengthy period of time.
     Today’s conference call will follow its normal routine. Quintin Kneen will take the phone and discuss the specifics of our second quarter results. Following that, Bruce Streeter will give us a detail on the operations and a hint of what’s going on in the future. There will be then an open phone for questions and answers. So, Quintin, why don’t you lead us through the second quarter results.
Quintin Kneen: Thank you, David. As usual, Bruce and I will speak for about 20 minutes, and as David said, we will open it up for questions. During the call, as we talk about the quarter, we will try to provide more clarity to the results and also share some of our perspective on the near and long-term outlook for the business.
     Overall, this was a good quarter. We experienced a strong sequential increase in revenue, although admittedly, Q1 was an easy comparable. But more importantly, we delivered solid operating results for this point in the cycle. We did experience an increase in operating costs in the Americas region and we built a bit more working capital than I anticipated, but overall we were very pleased with the results.
     As I customarily do, I will start with an overview of revenue, which I will cover by segment, and then I will cover expenses on a consolidated basis. I will finish up with a recap of cash, debt, and contract cover, and then I will hand the call over to Bruce for his discussion of global operations and market conditions. Consolidated revenue for the quarter was $96.9 million, an increase of $15.6 million or 19% from the prior quarter. In the North Sea, revenue was $43.8 million for the quarter, an increase of $8.4 million or 24% over the first quarter amount. North Sea activity levels are typically stronger in the second quarter as compared to the first, but the 13 percent increase in day rates was much better than we anticipated and we believe is reflective of tightening market in the North Sea.
     Revenue in the Americas segment was $37.4 million for the quarter, an increase of $7 million or 23%. The revenue increase was driven by a significant increase in utilization. Utilization for the quarter was 84%, up 14 percentage points from Q1. All sub regions within the Americas provided increases in utilization during the quarter, and in particular, the 13 vessels we have operating in the US Gulf of Mexico increased utilization to 69%. In Southeast Asia, revenue, average day rate and utilization were essentially flat compared to the first quarter. Revenue for the quarter was $15.7 million, the average day rate was $15,228 and utilization was 83%.
     Consolidated direct operating expenses were up on a sequential quarterly basis. Direct operating cost were $46.9 million for the quarter, up $2.6 million from Q1. The increase in costs was in the Americas region, principally Brazil, and relates to higher labor and repairs and maintenance costs during the period. The cost increase stemmed from higher than expected operating costs for the vessels that we have relocated to Brazil. Increased costs in the US Gulf of Mexico as we increased staffing levels to handle the increase in activity, and an unusual concentration of otherwise routine repairs and maintenance costs in the quarter.
     Because of our experience this quarter, we are revising our estimated of run rate of direct operating expenses to be between $45 million and $46 million per quarter, which is an increase of $1 million over the guidance we gave last quarter. That run rate is about $1 million below the actual amount we experienced for Q2, because we expect that the unusually high level of repair and maintenance costs we incurred during the period will not be recurring in the second half of 2011.

     For Q2 we completed 7 drydocks for approximately $3.7 million and that compares to the $5 million we guided on the previous earnings call. The lower expense is due to a change in the specific vessels we elected to drydock during the quarter, and for the full-year 2011 we are still estimating total drydock expenditures to be $17 million. For Q3, our current expectation is to spend $4 million on five drydocks. Two in the North Sea for approximately $2 million, one in the Americas for less than $1 million and two drydocks for just under $2 million in Southeast Asia.
     General and administrative expenses were $10.9 million for the second quarter. Down slightly from the first quarter. We are still anticipating that the average run rate for G&A costs will be just under $11.5 million per quarter during 2011. And so far, the first half of 2011 has been consistent with that expectation. Consolidated depreciation was up slightly compared to Q1 due to currency movements. Given the change in exchange rates, our expectation is that quarterly depreciation will be approximately $15 million per quarter for the remainder of 2011, up slightly from our previous guidance of $14.5 million.
     As a result, consolidated operating income for the first quarter was $20.4 million, reflecting an operating income margin of 21%. Interest expense for the quarter continues to decrease slightly reflecting the ongoing repayment of the term loan facility. Depending on the movement of the three-month LIBOR rate, we expect interest expense to be approximately $5.6 million per quarter for the remainder of 2011. We still expect tax expense for 2011 to be between 10% and 12%. Capital expenditures for the quarter were approximately $3.4 million. Our estimate of the remaining capital expenditures for 2011 is approximately $6 million, so we are decreasing our full year expectation of capital expenditures for 2011 to be $11 million.
     Cash flow from operations for the quarter was $20 million. We increased our working capital investment this quarter by approximately $8 million, which was a bit higher than we expected even given the marked increase in revenue. My anticipation is that we should be able to keep our investment in working capital flat for the remainder of the year. Cash on hand at quarter end was $113.9 million. All totaled, net debt, which is total debt less cash, was $205.9 million at June 30, which reflects a decrease of $16.7 million since March 31. I still anticipate that net debt will be below $150 million at year-end 2011. Although it is a bit of a stretch to achieve that. We can accomplish it with a slight improvement in operating performance for the remainder of the year over what we experienced in Q2. And by keeping our working capital investment flat for the remainder of the year.
     So, to recap, at quarter end, the senior notes represented $159.8 million of our outstanding indebtedness. There was $10 million outstanding under our $175 million revolving credit facility and the outstanding balance on the term loan facility is now $150 million. And these debt amounts have not changed since quarter end. Total outstanding indebtedness is therefore $319.8 million and net of cash the balance at quarter end was $205.9 million.

     Contract cover for the remainder of 2011 stands firmly at 68%. Consolidated contracted revenue for the remainder of 2011 is $159 million, that’s revenue dollars. The $159 million of revenue dollars for the remainder of 2011 breaks out as follows. $69 million for the North Sea, $23 million for Southeast Asia and $67 million for the Americas. Forward contract cover for 2012 stands currently at 38%. And with that, I will turn the call over to Bruce to give more detail on current market conditions and more perspective on the remainder of 2011.
Bruce Streeter: Thank you Quintin. A very good quarter. Remember, 2011 was the year we had to live through to get to 2012 and a strong market. 2011 does not have the promise that 2012 perhaps does, but we can and have been able to make something out of what 2011 can provide. One of the unique characteristics of GulfMark is the ability to find opportunities in segments of the market that are stronger even if we are in a lower portion of the cycle. This year is no exception. Our employees around the world have done a great job and provided excellent results during a very challenging time.
     Strategically, we had to overcome uncertainty in the Gulf of Mexico by increasing our utilization in the Americas. And by improving our contract positions around the world. Utilization was a key to our strong second quarter. We saw improved utilization in most areas. Where we did not have an increase we held our own despite losing days to both drydock and mobilization. There’s still some uncertain times ahead and concerns we must deal. So far this year, we’ve been able to adjust to the current situation and have the ability to find contract opportunities and rate improvements to offset weakness in the Gulf of Mexico.
     As I look ahead, there is the risk that the lack of permit activity will continue to hold back rate development in the Gulf. And that as the summer work reduces we may see some leveling or diminished demand. In the North Sea, we very well could see a weak winter period similar to last year. For us, this could mean that a couple of our older ships that are on strong summer rates could suffer. Additionally, 2 of the 3 large anchor handlers completed term project later in the year and we will need to replace those contracts. In Asia, we have several letters of intent that need to turn into contracts. As always, there are areas of concern and 2011 is no exception.
     There are a number of reasons to be optimistic about the future. On a macro side, oil price remains at a level that encourages explorational development, deep-water in frontier areas appear to offer the best future opportunities, and these are the areas where the usage of high specification vessels is greatest. New construction contracts for high specification jack up’s and deep-water capable semis and drill ships continue to be signed. This is the clearest sign of a growing future demand for high-end vessels. Further area of importance to us is an increase in the level and depth of technical reviews of vessels by oil companies. We see this as another sign of improving potential for high-quality operations and vessels.
     Reviewing the potential, I will start with the North Sea. Last quarter there was a surprise tax change in the UK and some indication that would influence future projects. Potentially caused cessation of production from certain other areas and while unlikely to have a near-term impact, could have meant a long-term reduction in US — UK activity. Since then, the government and the industry have appeared to work together and incentives for future projects has brought positive results. Statoil appears likely to move forward with their planning. BP has announced a major financial investment in their existing Schiehallion Field, west of Shetlands. And 2 development projects and for the life extension of an existing central North Sea field have been in the press.
     In Norway, Statoil announced a new oil find in the Barents Sea area and Total in London may have found gas in that region. Norway and Russia have settled border disputes along the Barents line and that appears to be moving towards technical support decisions that could see Norwegian technology help expand the Russian drilling activity. An additional factor in Norway is the sharp increase in jack up usage which will increase significantly over the next year or so. The North Sea has been a bright spot this year and certainly has the growing potential as we look ahead.
     In Asia we see a similar strong picture looking at the future. Activity levels continue to increase across the region and construction of new rigs is almost exclusively an Asian occurrence. The increase in the number of rigs in the area means that a number of those units will stay in that region. We do see a potential for increased activity in India, projects being sanctioned in Australia, good activity levels from existing customers in Indonesia, Vietnam, and Thailand. There is a focus on supply vessels and supply vessel new construction deliveries. And we must obviously be cognizant of supply. We have been encouraged by increased customer interest in quality and reliability and have been very pleased with our recent chartering activity. Southeast Asia remains a very attractive region for us, and one where we are able to generate excellent margins and anticipate high levels of forward contract coverage.
     The area that is most in focus today is the Americas. Petrobras in Brazil are the center of the stage, and much attention is paid to what their planning is and what they expect to do. Current international vessel tenders from Petrobras include a large anchor handler group and one for smaller PSVs. Petrobras appears to be focused on expansion, as well as their long-range budget. Recent moves on existing and new construction drilling rigs is indicative of a large expansion and a great future in Brazil. Clearly, one of the major activity areas of the future.
     Activity in Trinidad, French Guiana, Suriname, and Mexico have helped offset the lower activity levels we’ve seen in the Gulf of Mexico. During the second quarter, we saw some resurgence in demand for DP vessels in the Gulf, partially created by high spec vessels leaving the region. The continuum of an increase in demand would be a strong positive and would lead to improved rates. Overall the Americas provides large upside from growth in Brazil or resurgence in the Gulf. The question remains when will the recovery in the Gulf of Mexico occur. We are involved in both Brazil and the Gulf of Mexico. And stand to benefit from both.

     Looking at actions that will impact third quarter numbers, I should refer to the drydock schedule. Total of expenditures is pretty much on track, although a couple of drydock dates have shifted to meet customer needs. Second quarter was a bit lower than planned, and third quarter maybe slightly higher than originally planned. We have one significant earner in the North Sea in drydock right now, and one in Southeast Asia planned in the near future. One of our capital projects, the mid-body extension of vessels in the US Gulf, reached the point where the first ship arrived in the Arctic a couple weeks ago and we will keep that ship out of the market for about 100 days and actually, as we move forward will mean one vessel of that type will be out of the revenue stream until some time late in the first quarter of 2012.
     In summary, our results quarter over quarter are decidedly different. However, what we plan for during the quarter and reflected on our comments from the last call have largely come to pass. Long-term looks very good. Short-term involves some difficulties, but we can show results better than expected in the near-term and position ourselves well for the long-term. And with that I will turn it over for questions.
+++ q-and-a
Operator: (Operator Instructions)
Our first question comes from Joe Gibney of Capital One. Please go ahead.
Joe Gibney: Thank you, good morning. Just wanted to follow up a little bit on Gulf of Mexico trends sort of exiting the quarter. The 69% utilization average for the quarter, just curious what the progression was as we worked our way through June.
Bruce Streeter: Today we have the one vessel that is in the shipyard for the stretch project. We have one PSV and one FSV off hire. So, it progressed not in a direct line, but certainly the utilization improved as the quarter developed.
Joe Gibney: Alright, that’s helpful. And just on the North Sea, if you could update us, I know 79% contract cover for the balance of the year here in 2011. You referenced two or three completing term towards the end of the year. Just curious how many are on spot now? Are you all fully termed up now as we work our way through 3Q?
Bruce Streeter: We have one vessel that just completed contract is in drydock, we’ll spend a period of time on the spot market, and sometime, probably late September, we’ll start a term contract. And then we have one anchor handler and one PSV currently trading the spot.
Joe Gibney: Okay. Helpful. Thank you gentlemen. I will turn it back.
Operator: Our next question comes from Todd Scholl of Clarkson Capital Markets.
Todd Scholl: Hi guys. Great quarter. I just had a couple of quick questions for you. First, you’re not the first Company this quarter to really talk about an increase in labor cost. You guys specifically cited

Brazil, are you seeing it in any other geographies and is it something that we should expect going forward? Is it something that you can plan and potentially offset?
     And then my second question relates to the Gulf of Mexico. I got the sense that some of the other oil field service companies were maybe a little bit more bullish, particularly on deep-water Gulf of Mexico. Is that something that you think is going to pick up in the back-half of this year, or is it really more like a 2012 event, do you think?
Bruce Streeter: On the first question on labor. Brazil is in of itself something special. There is a significant increase in the number of vessels in the region, and there is a requirement that all vessels have a percentage, if not a large percentage, of their crew be Brazilian nationals. And there is a limited labor pool.
     So, the impact on costs in there is much harder to measure than other places, and we have probably accrued what we think is a fairly strong expectations for where crew costs will go. But, it is a special area. Around the rest of the world, I don’t think that we see that same thing. Perhaps slightly in Norway, but generally, crew costs have pretty much run into what we expect.
     On the Gulf of Mexico, it’s easy to be bullish, and there are some positive signs. On the other hand, we are still, to some extent, dependent on activities of US government and inconsistencies in performance in that regard. Permits continue to develop, if they move to a speed in which — as units finished drilling programs and are able to move to the next ones, then I think things are fine given the number of vessels that left the area. But I don’t think it’s time to jump up-and-down and say that recovery is around the corner.
     Let’s watch the rest of the year, hopefully it will continue to track positively and I think it will. But we will remain on the conservative side. And I’m glad to see that others are bullish, because that’s clearly the signs that are there.
Todd Scholl: Great, thank you, appreciate it.
Operator: (Operator Instructions)
I have no further questions in the queue. That will conclude today’s question-and-answer session. I would like to turn the conference call back over to Mr Butters for any closing remarks.
David Butters: Thank you, Rocko and thank you all for joining us today. It was short and sweet, and look forward to talking about how things develop three months time from now. Thank you.